***Text Omitted and Filed Separately with the Commission
Confidential Treatment Requested
Under 17 C.F.R. Secs. 200.80(b)(4),
200.83 and 240.24b-2

AGREEMENT FOR DEBT RESTRUCTURING
AND MODIFICATION OF MANUFACTURING TERMS

          This Agreement for Debt Restructuring and Modification of Manufacturing Terms (the "Agreement") is entered into as of this 1st day of September, 2003 (the "Effective Date"), by and between Solectron Corporation, a Delaware corporation ("Solectron Corp."), on its own behalf and as agent for its wholly owned subsidiaries, Solectron Technology Sdn. Bhd, incorporated under the laws of Malaysia ("ST/Penang"), and Shinei International Pte. Ltd., incorporated under the laws of Singapore ("ST/Shinei") (Solectron, ST/Penang, and ST/Shinei hereinafter collectively referred to as "Solectron") and Exabyte Corporation, a Delaware corporation, and its affiliated companies (hereinafter collectively referred to as "Exabyte"), at Santa Clara County, California. Solectron and Exabyte are sometimes referred to herein individually as "Party" or collectively as "Parties".

BACKGROUND

          A.           ST/Penang and Exabyte have entered into that certain Exabyte Purchase Agreement dated as of May 25,1995 as amended by that certain Amendment #A01 dated as of June 12, 2000 (as amended, the "Penang Manufacturing Agreement").

          B.           ST/Shinei and Exabyte have entered into the following agreements:

                    (i)           a Purchase Agreement effective as of March 28, 1999, as amended by Amendment #A01 to Purchase Agreement effective as of March 28, 1999; and

                    (ii)           a Supplier Managed Inventory Agreement dated as of January 24, 2001

(together referred to as the "Shinei Manufacturing Agreement").

          The Penang Manufacturing Agreement and the Shinei Manufacturing Agreement (together referred to as the "Solectron Manufacturing Agreement") provide for Solectron's purchase of necessary components and manufacture products according to Exabyte's specifications and for Exabyte to purchase such products from Solectron.

          C.           Solectron contends that Exabyte is indebted to Solectron in the amount of [...***...] Dollars and [...***...] Cents (US$[...***...]) for amounts invoiced for finished product delivered to or on behalf of Exabyte as of August 29, 2003 (the "Solectron Account Payable").

          D.           Exabyte contends that Solectron has overstated the amount due from Exabyte for finished product delivered to or on behalf of Exabyte by the amount of [...***...] Dollars (US$[...***...]) (the "Disputed Payable Amount") and the correct amount of the Solectron Account Payable is [...***...] Dollars and [...***...] Cents (US$[...***...]).

          E.           In accordance with the terms of the Solectron Manufacturing Agreement, Solectron purchased and holds as of the Effective Date various component parts (the "Current Component Inventory") at an aggregate purchase price of [...***...] Dollars and [...***...] Cents (US$[...***...]) and Exabyte is obligated to reimburse the full cost of any portion of the Current Component Inventory not incorporated into Products sold to Exabyte.

          F.           Exabyte has requested that Solectron agree to a restructuring of Exabyte's obligations under the Solectron Manufacturing Agreement on terms that include (i) delivery by Exabyte of a promissory note in the principal amount of [...***...] Dollars and [...***...] Cents (US$[...***...]) (the "Solectron Note") in satisfaction of the Solectron Account Payable and the Current Component Inventory Indebtedness (as defined herein below); and (ii) rescheduling of the schedules for manufacture, shipment, and payment for products for Exabyte.

*Confidential Treatment Requested

          G.           Solectron is willing to restructure Exabyte's obligations with respect to the Solectron Account Payable indebtedness and its obligations under the Solectron Manufacturing Agreement on the terms set forth in this Agreement.

          NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the Parties agree as follows:

AGREEMENT

          1.           Operative Agreements.

                    1.1          Solectron and Exabyte each acknowledge and agree that the Solectron Manufacturing Agreement and this Agreement constitute the only valid and enforceable agreements between Exabyte and Solectron as of and after the Effective Date.

                    1.2          The term of the Solectron Manufacturing Agreement, as amended herein, shall be extended to January 1, 2004 (the "Termination Date"). On the Termination Date, the Solectron Manufacturing Agreement shall terminate without further notice or action by Solectron without any right of Exabyte to renew or extend the term thereof.

          2.           Acknowledgement of Account Payable and Resolution of the Disputed Payable Amount.

                    2.1          Exabyte acknowledges and agrees that it owes Solectron the sum of Four Million Three Hundred Sixteen Thousand Five Hundred Fifty-Nine Dollars and Fifty-Five Cents (US$4,316,559.55) for amounts invoiced through August 29, 2003, for product sold and delivered by Solectron to Exabyte, without any right of offset or recoupment or other defense or counterclaim of any kind subject only to Section 2.2 below. Exabyte agrees to satisfy and discharge the Solectron Account Payable indebtedness on the Effective Date by delivery to Solectron of the duly executed Solectron Note in accordance with Section 4 of this Agreement.

                    2.2          Within thirty (30) days following the Effective Date, Exabyte shall provide Solectron with a reconciliation demonstrating that all or any portion of the Disputed Payable Amount is not owed by Exabyte. If it does not submit the reconciliation within such thirty (30) day period, Exabyte shall be deemed to have irrevocably waived any and all claims concerning the Disputed Payable Amount, if any. If Solectron and Exabyte cannot agree as to the amount of the Disputed Payable Amount actually due and owing by Exabyte, Exabyte and Solectron agree to submit the matter to binding arbitration before an AAA arbitrator to be conducted in Santa Clara County, California. The amount of the Disputed Payable Amount, if any, due and owing by Exabyte shall be the only subject matter of the arbitration and Exabyte shall bear the burden of proof on the issue of whether less than the full amount of the Solectron Account Payable is owed by Exabyte. Solectron shall provide Exabyte with reasonable access to relevant records and reasonable cooperation in Exabyte's reconciliation of the Disputed Payable Amount. If it is determined by either mutual agreement of Solectron and Exabyte or by the binding arbitration that any portion of the Disputed Payable Amount is not owed by Exabyte (the "Disallowed Amount"), Exabyte shall be deemed to have made a principal paydown under the Solectron Note in an amount equal to the Disallowed Amount as of the Effective Date. Any interest accrued and paid on account of the Disallowed Amount shall be applied to principal under the Solectron Note.

          3.           The Current Component Inventory.

                    3.1          Exabyte acknowledges that Solectron owns and holds full legal and equitable title to the Current Component Inventory and that pursuant to the terms of the Solectron Manufacturing Agreement, Exabyte is obligated to reimburse Solectron for the cost and associated handling charges for such inventory. Exabyte and Solectron agree that as of the Effective Date, Exabyte's reimbursement obligation for the Current Component Inventory shall be fixed at of Four Million Four Hundred Fifteen Thousand Four Hundred Twenty-Three Dollars and Fourteen Cents (US$4,415,423.14) (the "Current Component Inventory Indebtedness"), and such reimbursement obligation shall for all purposes be deemed a liquidated debt, absolutely due and owing. On the Effective Date, Exabyte shall satisfy and discharge the Current Component Inventory Indebtedness by its execution and delivery of the Solectron Note as provided in Section 4 hereof.

                    3.2          Solectron shall be entitled to sell or transfer that portion of the Current Component Inventory that Solectron determines in good faith as not necessary to its obligations to sell Product pursuant to Section 6.2 hereof to a third party or otherwise dispose of in a commercially reasonable manner on not less than ten (10) days written notice to Exabyte, provided that Exabyte shall be entitled to purchase any such inventory within such ten (10) day period for a purchase price equal to the Current Component Inventory Indebtedness attributable to such item (the "Component Purchase Price") in good funds. Exabyte may also assist Solectron in identifying potential purchasers of the Current Component Inventory. The net cash proceeds realized by Solectron from any such sale or transfer shall be credited to the last unpaid installment due under the Solectron Note. Exabyte acknowledges that the Current Component Inventory is largely obsolete and of negligible value and that a commercially reasonable disposition of such inventory is not likely to yield net proceeds for application to amounts due under the Solectron Note.

          4.           The Solectron Note. Concurrent with the execution of this Agreement, Exabyte shall execute and deliver to Solectron the Solectron Note in the form attached hereto as Exhibit A in payment and satisfaction of the Account Payable Indebtedness and the Current Component Inventory Indebtedness.

          5.           Deliveries on Execution of Agreement. Upon execution of this Agreement, Exabyte shall deliver to Solectron the following:

                    5.1          the fully executed original Solectron Note; and

                    5.2          a standby letter of credit in the amount of Two Hundred Fifty Thousand Dollars (US$250,000.00) issued by a commercial bank reasonably satisfactory to Solectron with an expiration date no earlier than January 4, 2004, substantially in the form attached hereto as Exhibit B (the "Product Purchase Price Letter of Credit").

          6.           Amendment of Solectron Manufacturing Agreement. Exabyte and Solectron hereby amend the Solectron Manufacturing Agreement, effective as of the execution of this Agreement, as follows:

                    6.1          Definitions. The following words and phrases shall have the following meanings in this Agreement and the Solectron Manufacturing Agreement:

                              6.1.1          "Products" shall mean finished product manufactured by Solectron for Exabyte pursuant to the Solectron Manufacturing Agreement.

                              6.1.2          "Product Purchase Period" shall mean the sixteen (16) week period commencing on September 1, 2003, 2003 and ending on December 31, 2003.

                              6.1.3          "Minimum Total Current Component Inventory Purchase Price" shall mean the sum of Three Million Twenty Thousand Dollars (US$3,020,000.00).

                              6.1.4          "Cumulative Minimum Weekly Current Component Inventory Purchase Requirements" shall mean the dollar amount equal to the cumulative Component Purchase Price of all of the Current Component Inventory incorporated into the Products purchased by Exabyte for each week of the Product Purchase Period as set forth in Schedule 6.1.4 of this Agreement.

                    6.2          Minimum Product Purchase Requirements.

                              6.2.1          During the Product Purchase Period, Solectron shall sell to Exabyte and Exabyte shall purchase from Solectron Products which incorporate Current Component Inventory with an aggregate Component Purchase Price of not less than the Minimum Total Current Component Inventory Purchase Price.

                              6.2.2          Subject to Section 6.2.3, for any week during the Product Purchase Period, the dollar amount of Exabyte's cumulative Current Component Inventory purchases since the commencement of the Product Purchase Period shall not be less than the Cumulative Minimum Weekly Current Component Inventory Purchase Requirements for such week.

                              6.2.3          If Solectron's production schedule is delayed through no fault of Exabyte such that Solectron cannot deliver Product sufficient for Exabyte to meet its purchase requirements under Section 6.2.1, Exabyte's payment obligations under Section 6.2.2 shall be delayed until delivery, subject to Section 6.3.1.

                    6.3          Credit Terms and Credit Support.

                              6.3.1          Subject to the restrictions of Section 6.3.3 hereof, the purchase price for all Product purchased by Exabyte during the Product Purchase Period shall be due and payable in not less than ten (10) days after Solectron's invoice date. Invoices will be issued upon product shipment.

                              6.3.2          Exabyte shall deliver to Solectron on execution of this Agreement the Product Purchase Price Letter of Credit. Solectron shall be entitled draw on the Product Purchase Price Letter of Credit (i) the full amount of any Solectron invoice for Product purchases made in the Product Purchase Schedule which are not paid within one (1) business day of the date such invoiced amount becomes due and payable and (ii) the full amount available thereunder immediately upon the occurrence of an Event of Default.

                              6.3.3          Notwithstanding the terms of Section 6.3.1 hereof, the purchase price for a Product purchase shall be payable in advance to the extent such purchase would cause the amount due under unpaid Solectron invoices for Product purchases to exceed the amount available for draw under the Product Purchase Price Letter of Credit.

                              6.3.4          Solectron shall not be required to accept a Product Purchase Order in circumstances where Solectron's issuance of the corresponding invoice would cause the unpaid amounts due under all Solectron's invoices for Product purchases to exceed the amount then available for draw under the Product Purchase Price Letter of Credit.

          7.           Payments on Solectron Note. As of December 31,2003, Exabyte shall be deemed to have made a principal prepayment under the Solectron Note in an amount equal to the aggregate Component Purchase Price for that portion of the Current Component Inventory utilized by Solectron in manufacturing Products during the Product Purchase Period and paid by Exabyte.

          8.           Product Purchase Orders. Buyer may not cancel or reschedule delivery of any Product subject to a Purchase Order.

          9.           Component Procurement.

                    9.1          Solectron will complete the manufacture of Product from raw materials and components that are (i) in Solectron's Current Component Inventory purchased for Exabyte on hand as of the Effective Date and (ii) materials and components that are supplied to Solectron by Exabyte or for which Exabyte has paid Solectron in advance in full before Solectron purchases such material and components (the "Exabyte Supplied Inventory"). Exabyte shall provide all additional components needed for production no later than seventy-two (72) hours prior to planned use in production. If necessary, Solectron will cooperate with Exabyte in the procurement of parts from Solectron contolled suppliers. Delays in production caused by late delivery of components by Exabyte shall not be grounds for rescheduling payments under Section 6.2.3. Solectron shall have no obligation to purchase or commit to purchase any raw materials or components for the manufacture of Products. Notwithstanding any other provision of this Agreement, Solectron may at its sole discretion extend the Delivery Date for any finished Product to accommodate delays in the delivery of any Exabyte Component Inventory or Exabyte Supplied Inventory.

                    9.2          Solectron's sole obligation with respect to Exabyte Supplied Inventory shall be to (i) turn over (FOB Solectron's premises) any unused Exabyte Supplied Inventory on termination of this Agreement and (ii) apply against the amount of Solectron's invoice for a Product purchase the reasonable cost of the Exabyte Supplied Inventory used in the manufacture of the Products identified in such Product Invoice if such are included in the Product Price.

                    9.3          Return of Exabyte Equipment

                    Upon termination of the Solectron Manufacturing Agreement, Solectron will return to Exabyte all test, assembly and manufacturing fixtures that are owned by Exabyte and supplied to Solectron for manufacturing work.

          10.           License to Intellectual Property. Exabyte hereby grants Solectron a non-exclusive, worldwide, royalty-free license to use, employ, and disseminate Exabyte's intellectual property and proprietary technology for the limited purpose of (i) completing the manufacture of Product (as defined in the Manufacturing Agreement as amended) for which Solectron has purchased or committed to purchase raw materials or components and (ii) to market, distribute, and sell such finished Product. Solectron agrees that it shall forbear from exercising its license rights unless and until Exabyte hereafter materially breaches the terms of the Solectron Manufacturing Agreement, as amended. This License is terminated after the Minimumm Total Current Inventory Purchase Price of $3,020,000.00 is paid.

          11.           Events of Default and Remedies.

                    11.1          Each of the following shall constitute an Event of Default under the Solectron Manufacturing Agreement as amended herein:

                              11.1.1          Exabyte defaults on its minimum Current Component Inventory Purchase Requirements as set forth in provisions of Section 6.2 of this Agreement;

                              11.1.2          the unpaid amount due under outstanding Solectron invoices for Exabyte's Product Purchases exceeds the amount available for draw by Solectron under the Product Purchase Price Letter of Credit;

                              11.1.3          Exabyte defaults on any material non-monetary obligation under this Agreement or the Solectron Manufacturing Agreement as amended by this Agreement;

                              11.1.4          Exabyte defaults on its obligation to make the variable Note Payments as required by Section 7 of this Agreement;

                              11.1.5          Exabyte defaults on its payment obligations under the Solectron Note;

                              11.1.6          Exabyte agrees to any form of debt restructuring, modification, extension or forbearance with respect to any indebtedness or liability in excess of [...***...] Dollars (US$[...***...]) with terms that provide for (i) a higher rate of interest than that under the Solectron Note; (ii) a maturity date of less than [...***...] years; (iii) a repayment schedule more favorable than principal and interest amortized over the term of the obligation; or (iv) a security interest in Exabyte's assets or similar form of credit enhancement; provided that a restructuring, modification, extension or forbearance with respect to the existing senior loan agreement with Silicon Valley Bank shall not constitute an Event of Default hereunder;

                              11.1.7          A final judgment for the payment of money in excess of [...***...] Dollars (US$[...***...]) is rendered against Exabyte and not effectively stayed, provided that an a judical determination adverse to Exabyte and in favor of Exabyte's former landlord shall not constitute an Event of Default under this Section 11.1.7;

                              11.1.8          Exabyte defaults under the terms of any indebtedness or lease involving total payment obligations in excess of [...***...] Dollars (US$[...***...]) and such default is not cured within any applicable cure period; and

                              11.1.9          Hereafter if Exabyte fails to deliver to Solectron a true and complete copy of any agreement or understanding involving the forbearance, restructuring, or amendment of Exabyte's obligations and liabilities exceeding $[...***...] to such creditor within five (5) business days of Exabyte's execution of such agreement.

                    11.2          Upon the occurrence and continuance of an Event of Default, Solectron shall be entitled to take any or all of the following actions:

                              11.2.1          Terminate the Solectron Manufacturing Agreement as amended herein effective immediately upon written notice to Exabyte;

                              11.2.2          Accelerate all amounts due under the Solectron Note and Solectron's outstanding, unpaid invoices for Exabyte's Product Purchases;

*Confidential Treatment Requested

                              11.2.3          Accelerate and declare immediately due and payable without any setoff or obligation to mitigate damages the entire unpaid balance of the Minimum Total Current Component Inventory Purchase Price; and

                              11.2.4          Exercise any or all of its rights and remedies under the Solectron Manufacturing Agreement, this Agreement, or otherwise applicable law.

          12.           Integration. In the event of a conflict between the terms of this Agreement amending the Solectron Manufacturing Agreement and the terms of the Solectron Manufacturing Agreement immediately prior to the Effective Date (the "Unamended Solectron Manufacturing Agreement"), the terms of this Agreement control and supercede the conflicting terms of the Unamended Solectron Manufacturing Agreement. In attempting to reconcile inconsistent provisions in this Agreement and the Unamended Solectron Manufacturing Agreement, the intent of the parties in this Agreement shall be paramount.

          13.           Legal Expenses. As soon as practicable after the Effective Date, Solectron shall provide Exabyte with a statement of legal fees and expenses incurred by Solectron in connection with the restructuring of Exabyte's liabilities and obligations to Solectron. Exabyte shall reimburse Solectron for all such legal fees and expenses no later than seven (7) calendar days from Solectron's delivery of such statement, provided that in no event shall Exabyte's reimbursement obligation exceed Forty Thousand Dollars (US$40,000.00).

          14.           Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the Parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the Parties.

          15.           Successors-in-Interest. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and their heirs, representatives, successors, and assigns.

          16.           Representations and Warranties. Each person executing this Agreement on behalf of a Party warrants and represents that such person (i) is a duly authorized and appointed representative of such Party; (ii) has carefully read this Agreement and understands its contents; and (iii) has the authority to sign and execute this Agreement.

          17.           Governing Law and Venue. The laws of the State of California shall govern the provisions of this Agreement. Each party hereby submits to the jurisdiction of the Santa Clara County Superior Court, sitting in San Jose, California, and hereby agrees that venue of any dispute which arises hereunder is proper, appropriate and acceptable in this state court. Exabyte agrees that any dispute arising in connection with any effort by Solectron to collect amounts due it from Exabyte shall not be subject to any requirement to seek mediation or arbitration of the matter.

          18.           Execution. This Agreement shall be executed in duplicate, and each Party shall retain one fully executed original. Each of the original fully executed copies of this Agreement shall constitute an original for any and all enforcement purposes.

          19.           No Representations. Each Party acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to it by the other Party, or by any of the other Party's agents, representatives, or attorneys, to induce the execution of this Agreement.

          WHEREFORE, the Parties have executed this Agreement as of the date indicated below.

                              Solectron:                                                   Exabyte:

                              Solectron Corporation,                              Exabyte Corporation,

                              a Delaware corporation                              a Delaware corporation

                              By: _______________                          By: ________________

                              Name:_____________                               Name: ______________

                              Title:______________                               Title:_______________

                              Dated: September 11, 2003                      Dated: September 11, 2003

                              Solectron Technology Sdn. Bhd.,

                              incorporated under the laws of Malaysia

                              By:________________

                              Name:______________

                              Title:_______________

                              Dated: September 11, 2003

                              Shinei International Pte. Ltd.,

                              incorporated under the laws of Singapore

                              By:_________________

                              Name:_______________

                              Title:________________

                              Dated: September 11, 2003